INTERIM SERVICES AGREEMENT Outfitter Fund

     AGREEMENT dated as of May 28, 2013, between PFS Funds (the “Trust”), a Massachusetts business trust, and Outfitter Financial Corp. (the “Adviser”), a Virginia Corporation.

     WHEREAS, the Trust has been organized to operate as an open-end management investment company registered under the Investment Company Act of 1940 (the “Act”); and

     WHEREAS, the Trust has engaged the Adviser to act as investment adviser to the Outfitter Fund (the “Fund”), a series of PFS Funds; and

     WHEREAS, the Trust wishes to retain the Adviser to perform certain additional services as hereinafter described on behalf of the Fund; and

     WHEREAS, the Adviser wishes to provide such services to the Fund under the conditions set forth below;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Trust and the Adviser agree as follows:

     1. Employment. The Trust, being duly authorized, hereby employs the Adviser to perform the services described in this Agreement. The Adviser shall perform such services upon the terms and conditions hereinafter set forth. Any services undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

     2. Trust Administration. The Adviser shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its services. The Adviser shall at all times conform to: (i) all applicable provisions of the Act and any rules and regulations adopted thereunder; (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the Act as amended from time to time; (iii) the provisions of the Agreement and Declaration of Trust and the By-Laws of the Trust; and (iv) any other applicable provisions of state and federal law.

     Subject to the direction and control of the Trust, the Adviser shall supervise the Fund’s business affairs. In addition, to the extent not otherwise provided by other parties under agreements with the Trust, the Adviser shall supply: (i) non-investment related statistical and research data; (ii) the services of a Chief Compliance Officer for the Trust with respect to the Fund and (iii) executive and administrative services. The Adviser shall also assist with and/or supervise the preparation by the Trust’s administrator, transfer agent, and/or auditors of: (i) tax returns; (ii) reports to shareholders of the Fund; (iii) reports to, and filings with, the Securities and Exchange Commission, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust’s registration statement; and (iv) necessary materials for meetings of the Trust’s Board of Trustees. The Adviser shall provide personnel to serve as officers of the Trust if so elected by the Board of Trustees. Executive and administrative services include, but are not limited to, the coordination of all third parties furnishing services to the Fund, review of the books and records of the Fund maintained by such third parties, and the review and submission to the officers of the Fund for their approval, of invoices or other requests for payment of Fund expenses; and such other action with respect to the Fund as may be necessary in the opinion of the Adviser to perform its duties hereunder.

     3. Allocation of Charges and Expenses. Except as set forth below, and notwithstanding that the Adviser’s fees under the Interim Management Agreement will be held in escrow, the Adviser will pay all operating expenses of the Fund specifically assumed by the Fund under the Interim Management Agreement between the Trust and the Adviser dated May 28, 2013 (the “Interim Management Agreement”), including without limitation the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator (excluding fees and expenses payable to the Adviser under this Agreement and the Interim Management Agreement), accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; and all other operating expenses not specifically assumed by the Fund. For purposes of this Agreement, “operating expenses” shall not include advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares (including expenses that the Fund is authorized to pay pursuant to Rule 12b-1 under the Act, if any).

     The Fund will pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), ADR fees, fees and expenses of acquired funds, extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto. The Fund also will pay the fees paid pursuant to the Interim Management Agreement between the Adviser and the Trust, and all expenses which it is now or in the future may be authorized to pay pursuant to Rule 12b-1 under the Act. The Adviser may obtain reimbursement from the Fund, at such time or times as the Adviser may determine in its sole discretion, for any expenses advanced by the Adviser that the Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Adviser’s compensation pursuant to this Agreement.

     4. Record Keeping and Other Information. The Adviser shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by the Adviser for the periods and in the places required by Rule 31a-2 under the Act.

     5. Audit, Inspection and Visitation. The Adviser shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust.

     6. Compensation. For the performance of the Adviser’s obligations under this Agreement, including payment of certain Fund expenses pursuant to paragraph 3 hereof, the Fund shall pay the Adviser, on the first business day following the end of each month, a fee at an annual rate of up to 0.24% of the Fund’s average daily net assets. The compensation earned under the Agreement will be held in an interest-bearing escrow account with the Trust’s custodian or another bank deemed acceptable by the Trustees. If a majority of the Fund’s outstanding voting securities approve at their shareholder meeting the proposed investment advisory agreement with the Adviser by the end of the term of this Agreement, the amount in the escrow account (including interest earned) will be paid to the Adviser; and if a majority of the Fund’s outstanding voting securities do not approve the investment advisory agreement with the Adviser by the end of the term of this Agreement, the Adviser will be paid, out of the escrow account, the lesser of: (i) any costs incurred in performing the Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

     The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

     7. Limitation of Liability. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither the Adviser nor its directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof (collectively, the “Adviser Employees”) shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with any error of judgment, mistake of law, any act or omission in connection with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of the Adviser under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of the Adviser under this Agreement. Any person, even though also a director, officer, employee, shareholder or agent of the Adviser, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of the Adviser, even though paid by it. . The Adviser is responsible for any information that it provides to the Trust for inclusion in the prospectus and/or statement of additional information of the Fund. The Adviser agrees to defend and indemnify the Trust, and its trustees, officers and agent from and against any and all liability, losses, claims and damages arising from any inaccurate or incomplete statement provided by the Adviser (or its officers, employees, directors and agents) for inclusion in the Fund’s prospectus or statement of additional information. The Adviser agrees to defend and indemnify the Trust, and its trustees, officers and agent from and against any and all liability, losses, claims and damages arising from your willful misfeasance, bad faith or gross negligence on the Adviser’s part or the part of the Adviser’s officers, employees, directors and agents in the performance of the Adviser’s duties under this Agreement, or by reason of reckless disregard by any of such persons of the Adviser’s obligations and duties under this Agreement.

     8. Services for Others. Nothing in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from providing services for any other person, firm or corporation, including other investment companies; provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

     9. Renewal and Termination. The term of this Services Agreement shall begin on the date of execution and shall continue in effect for 150 days. This Agreement may be terminated without the payment of any penalty by the Board of Trustees, or by a vote of a majority of the outstanding voting securities of the Fund upon ten (10) days written notice to the other party. This agreement shell automatically terminate in the event the Interim Management Agreement is assigned or otherwise terminated.

     10. The Trust. The term “PFS Funds” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund). The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and

Declaration of Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Massachusetts.

     11. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Massachusetts. This Agreement may be amended at any time by written instrument executed by each of the parties hereto. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PFS Funds By: /s/ Jeffrey R. Provence Its: Treasurer Outfitter Financial Corp. By: /s/ Benjamin J. Peress Its: President

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